AGREEMENT OF AMENDMENT

         THIS AGREEMENT OF AMENDMENT ("Agreement") is entered into this 26th day of August, 1997, by and among NOBLE INTERNATIONAL, LTD., a Michigan corporation ("Noble"), UTILASE PRODUCTION PROCESS, INC., a Michigan corporation ("UPP"), ROBERT J. SKANDALARIS ("Skandalaris"), DCT, INC., a Michigan corporation ("DCT"), DCT COMPONENT SYSTEMS, INC., a Michigan corporation ("Components"), UTILASE, INC., a Michigan corporation ("Utilase"), JAMES BRONCE HENDERSON, III, INDIVIDUALLY AND AS TRUSTEE UNDER THE JAMES BRONCE HENDERSON, III DECLARATION OF TRUST DATED JANUARY 18, 1986, AS AMENDED ("Henderson"), JOHN
K. BAYSORE ("Baysore"), and DAVID C. STONE, INDIVIDUALLY AND AS TRUSTEE UNDER THE DAVID C. STONE AGREEMENT OF TRUST DATED JULY 25, 1980, as amended ("Stone").

                              W I T N E S S E T H:

         WHEREAS, pursuant to the Stock Purchase Agreement dated as of April 7, 1997, by and among Noble, Utilase and the Shareholders of Utilase, being DCT and Baysore (the "Stock Purchase Agreement"), Noble agreed to acquire the common stock of Utilase owned by DCT and Baysore on the earlier of the date that Noble completes an initial public offering ("IPO") of its stock or December 31, 1997; and

         WHEREAS, pursuant to the aforementioned Stock Purchase Agreement, Noble agreed to and did place in escrow with Jaffe, Raitt, Heuer & Weiss, P.C., as escrow agent, Stock Certificate No. 42, registered in the name of Utilase, evidencing five hundred six (506) shares of Noble common stock ("Escrowed Shares"), to secure certain of Noble's obligations under the Stock Purchase Agreement; and

         WHEREAS, pursuant to the Asset Purchase Agreement dated as of February 28, 1997, by and among UPP, Utilase and Noble (the "Asset Purchase Agreement"), UPP and Noble executed and delivered to Utilase a Promissory Note dated February 28, 1997 (the "UPP Note"), pursuant to which UPP and Noble, jointly and severally, agreed to pay Utilase (i) the sum of Seven Hundred Fifty Thousand and no/100 Dollars ($750,000.00) on or before the earlier to occur of
(A) July 31, 1997, or (B) the completion of an IPO of Utilase Welding, Inc.;
(ii) the sum of Fifty Thousand and no/100 Dollars ($50,000.00) on or before February 1, 1998; and (iii) the sum of Fifty Thousand and no/100 Dollars ($50,000.00) on or before February 1, 1999; and

         WHEREAS, pursuant to the Letter Agreement dated March 15, 1997 by and among DCT Companies, Inc., James Bronce Henderson, III, individually, David C. Stone, individually, and Noble ("Letter Agreement"), which Letter Agreement amended certain agreements entered into as of July 1, 1996 relating to Components, Noble agreed (i) to purchase all of the common stock of Components owned by Henderson and Stone on the date of the completion of the Noble

IPO on or about June 30, 1997 ("Components Purchase Date") for a formula purchase price, provided, however that the purchase price so determined would not be less than One Million and no/100 Dollars ($1,000,000.00), which purchase price was to have been paid to Henderson and Stone pursuant to a promissory note or promissory notes; and (ii) to acquire Henderson's and Stone's remaining interest in Competitive Technology Investment Company ("Competitive"); and

         WHEREAS, pursuant to the Letter Agreement, Noble agreed to pay the entire principal balance plus accrued interest owing under a certain Line of Credit Promissory Note dated July 1, 1996 from Components to DCT ("Components Note") on or before the Components Purchase Date; and

         WHEREAS, the parties have agreed that it is in their respective best interests to amend the foregoing agreements as described below.

         NOW, THEREFORE, in consideration of the mutual promises and covenants described below, the parties agree as follows:

         1. Release of Escrowed Shares. Utilase, DCT and Baysore agree to cause the Escrowed Shares to be released from escrow and returned to Noble for cancellation by Noble on its books and to release any and all claims and/or interest Utilase, DCT and/or Baysore have or may have in and to the Escrowed Shares. This Paragraph 1 shall be deemed to be an Amendment to the Stock Purchase Agreement as it relates to the Escrowed Shares.

         2. Purchase of Stock of Utilase. Noble agrees to close on the purchase of all of the issued and outstanding common stock of Utilase owned by DCT and Baysore on or before the earlier to occur of (i) December 31, 1997, or (ii) the date upon which the underwriting syndicate for Noble deposits the net proceeds of the IPO into a Noble bank account, (such date being referred to hereinafter as the "Settlement Date"). Further, clause (iii) of the last sentence of
Section 8.2 of the Stock Purchase Agreement is amended to read as follows:
"that the Company shall use its best efforts to refinance the Interim Financing Transaction and obtain releases for Noble and its subsidiaries." This Paragraph 2 shall be deemed to be an amendment to the Stock Purchase Agreement.

         3. UPP Note. UPP and Noble agree that the entire Eight Hundred Fifty Thousand and no/100 Dollars ($850,000.00) principal amount due under the UPP Note shall be due and payable on the earlier to occur of (i) December 31, 1997, or (ii) the Settlement Date. This Paragraph 3 shall be deemed to be an amendment to both the Asset Purchase Agreement and the UPP Note.

         4. Valuation and Purchase of Stock of Components. Noble agrees to consummate the purchase of all of the common stock of Components owned by Henderson and Stone on or before the earlier to occur of (i) December 31, 1997, or (ii) the Settlement Date, for a purchase price of One Million Dollars ($1,000,000) in immediately available funds. As part of the sale and purchase of the common stock of Components owned by Henderson and Stone, Henderson and Stone shall transfer to Noble, and Noble shall acquire from

Henderson and Stone, their remaining interest in Competitive. This Paragraph 4 shall be deemed to be an amendment to the Letter Agreement.

         5. Payment of Components Note. Noble and Skandalaris agree that Noble shall pay to DCT the entire principal balance plus all accrued interest owing under the Components Note, on or before the earlier to occur of (i) December 31, 1997, or (ii) the Settlement Date. This Paragraph 5 shall be deemed to be an amendment to the Letter Agreement.

         6. Noble's Right to Purchase. Noble's right to acquire the Utilase shares and Components shares, as described in the Stock Purchase Agreement and the Letter Agreement, respectively, are expressly contingent upon each and every one of the following items occurring simultaneously: (i) Noble's completion of the purchase of the Utilase shares from DCT and Baysore; (ii) UPP's payment of the Eight Hundred Fifty Thousand and no/100 Dollars ($850,000.00) principal amount due under the UPP Note to DCT; (iii) the payment by Noble to Henderson and Stone of the sum of One Million and no/100 Dollars ($1,000,000.00), in the aggregate, for their shares in Components; (iv) Noble's purchase of Competitive from Henderson and Stone; and (v) Noble's payment to DCT of the balance of the principal and accrued interest under the Components Note. Noble acknowledges and agrees that its failure to fulfill any of its obligations under the Stock Purchase Agreement, Asset Purchase Agreement, UPP Note and the Letter Agreement, as amended hereby ("Agreements"), will result in the forfeiture of its rights under each of the Agreements other than the Components Agreement dated July 1, 1996, by and among DCT, Noble, Utilase, UPP, Skandalaris, Henderson, Stone, Components and Baysore. In the event of a forfeiture by Noble, each of the Agreements shall be null and void and of no further force and effect, and Noble and UPP agree to take all actions necessary to transfer the assets purchased under the Asset Purchase Agreement (the " Job Shop Assets") back to Utilase.

         7. Recitals. The terms, conditions and definitions contained in the recitals are deemed to be part of the substantive provisions of this Agreement.

         8. Other Terms and Conditions. Except as specifically modified and amended herein, all other terms and conditions of the Stock Purchase Agreement, the Asset Purchase Agreement, the UPP Note and the Letter Agreement shall remain in full force and effect.

         9. Additional Documentation. The parties agree to execute any and all documents reasonably required to consummate the foregoing transactions.

         As your agreement and consent to the terms and conditions set forth above, the parties each sign where their respective names are reflected below, as of the 26th day of August, 1997.




NOBLE INTERNATIONAL, LTD., a                  UTILASE PRODUCTION PROCESS,
Michigan corporation                          INC., a Michigan corporation

   /s/ Robert J. Skandalaris                         /s/ Michael C. Azar
_______________________________               ________________________________
By:  Robert J. Skandalaris                    By:  Michael C. Azar
Its: President                                Its: Secretary

   /s/ Robert Skandalaris
_______________________________
Robert Skandalaris

DCT COMPONENT SYSTEMS, INC.,                  DCT, INC., a Michigan
a Michigan corporation                        corporation

                                                 /s/ James Bronce Henderson
     /s/ David C. Stone                       ________________________________
_______________________________               By:  James Bronce Henderson, III
By:  David C. Stone                           Its: Chief Executive Officer
Its: Secretary

                                              UTILASE, INC., a Michigan
                                              corporation

  /s/ James Bronce Henderson                     /s/ James Bronce Henderson
_______________________________               ________________________________
James Bronce Henderson, III,                  By:  James Bronce Henderson, III
individually and as Trustee                   Its: President
under the James B. Henderson, III
Declaration of Trust dated
January 18, 1986 as amended

     /s/ John K. Baysore                              /s/ David C. Stone
_______________________________               ________________________________
John K. Baysore                               David C. Stone, individually
                                              and as Trustee under the David
                                              C. Stone Agreement of Trust
                                              dated July 25, 1980